Exhibit 10.102
Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17055
December 18, 2008
Mr. Scott A. Romberger
Select Medical Corporation
4714 Gettysburg Road
Mechanicsburg, PA 17055

RE:	Third Amendment to the Agreement in the Event of a Change of Control of SMC
Dear Mr. Romberger:
     The following confirms our desire to amend the letter agreement, dated as of March 1, 2000 between you and Select Medical Corporation (the “Company”), a Delaware corporation, as amended on February 23, 2001 and February 24, 2005 (the “Letter Agreement”) to, among other things, comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     In consideration of your past and continued service to the Company and the mutual covenants and agreements contained in this third amendment to the Letter Agreement (the “Amendment”), the Company and you hereby agree, intending to be legally bound, as follows:
1. Section 1 of the Letter Agreement is hereby amended and restated in its entirety to read as follows:
“1. Payment Events.
(a) Post-Change of Control Termination. A “Post-Change of Control Termination” shall be deemed to occur if (i) within the five-year period immediately following a Change of Control (as defined below), (A) your employment with the Company is terminated by the Company without Cause (as defined below) or (B) you terminate your employment with the Company because (1) there is a reduction, by the Company, in your compensation from that in effect immediately prior to such Change of Control or (2) you are required by the Company to relocate your principal place of employment with the Company to a location anywhere other than the Company’s principal executive offices in (or within 25 miles of) Mechanicsburg, Pennsylvania (except for required travel on the Company’s business in a manner that is substantially consistent with your business travel obligations immediately prior to such Change of Control) or (ii) within the six-month period immediately following a Change of Control, you terminate your employment with the Company for Good Reason (as defined below).
(b) Pre-Change of Control Termination. A “Pre-Change of Control Termination” shall be deemed to occur if within the six-month period preceding a Change of Control, your employment is terminated by the Company other than for Cause, and you reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control.”
2. Section 2 of the Letter Agreement is hereby amended and restated in its entirety to read as follows:
“2. Payment Amounts.
(a) Post-Change of Control Termination. If a Post-Change of Control Termination occurs, then (i) the Company agrees that (A) such termination is not a voluntary termination or a termination “for cause” as contemplated by any of the Company’s or Select Medical Holdings Corporation’s (“Holdings”) stock option or other incentive plans and any stock option or other award agreements entered into between you and the Company or Holdings (including agreements that may be entered into in the future in connection with additional awards granted pursuant to any of the Company’s or Holdings’ plans) (the “Award Agreements”) and (B) all unvested, unexercised stock options held by you which were granted to you by the Company or Holdings and are outstanding immediately prior to such Post-Change of Control Termination shall become fully vested and exercisable as of the date of such Post-Change of Control Termination and you will have the right to exercise, at any time prior to the earlier of three months after the date of such Post-Change of Control Termination or the expiration date of such options, all such options to purchase the Company’s or Holdings’ stock notwithstanding any contrary vesting schedule that may be contained in the applicable plan or Award Agreement and (ii) the Company shall pay to you, on the first business day of the seventh month following such Post-Change of Control Termination, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination and as a severance benefit, a lump-sum cash payment equal to your total base salary plus bonus compensation from the Company for the preceding three years (or, if you shall have been employed by the Company for less than three years at the time of such Post-Change of Control Termination, an amount equal to three times your average total annual cash compensation for base salary and bonus for your years of service to the Company).

(b) Pre-Change of Control Termination. If a Pre-Change of Control Termination occurs, then the Company shall pay to you, on the first business day of the seventh month following such Pre-Change of Control Termination, in lieu of any other rights to cash compensation other than the payment of your salary for services performed before the date of termination and as a severance benefit, a lump-sum cash payment equal to your total base salary plus bonus compensation from the Company for the preceding three years (or, if you shall have been employed by the Company for less than three years at the time of such termination, an amount equal to three times your average total annual cash compensation for base salary and bonus for your years of service to the Company). In addition, in the event that your employment with the Company is terminated by the Company without Cause (other than pursuant to Section 1(a)) then, notwithstanding any contrary vesting schedule that may be contained in any of the Company’s or Holdings’ stock option or other incentive plans or any Award Agreement, all unvested, unexercised stock options held by you immediately prior to such termination of employment which were granted to you by the Company or Holdings shall continue to be held by you, but shall cease to further vest except as specifically provided in this Section 2(b), as follows: if (i) a Change of Control does not occur during the six-month period immediately following such termination of employment, or the expiration date of any such options occurs prior to the occurrence of a Change of Control, such options shall be forfeited with no further compensation due to you or (ii) a Change of Control occurs during the six-month period immediately following such termination of employment and you reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect such Change of Control, all such options that have not otherwise expired shall become vested and fully exercisable immediately prior to such Change of Control and you shall have the right to exercise such options at any time prior to the earlier of the date that is three months following such Change of Control or the expiration date of such options.
3. Section 3(a) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:
“(a) Change of Control.
      (i) Prior to a Public Offering (as defined below), a Change of Control shall mean, subject to Section 3(a)(iii) below:
          (1) during any period of twelve consecutive months, any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Company or Holdings (on a consolidated basis) to an entity, other than an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company or Holdings, as applicable, immediately prior to such sale or other transfer;
          (2) any merger or consolidation to which the Company or Holdings is a party and as a result of which the holders of the voting securities of the Company or Holdings, as applicable, immediately prior thereto own less than 50% of the outstanding voting securities of the surviving entity immediately following such transaction;
          (3) any person’s (excluding WCAS, GTCR and Thoma Cressey Partners, the financial sponsors of the Company as of the date hereof), including a group’s, becoming the beneficial owner of securities representing more than 50% of the voting securities of the Company or Holdings then outstanding.
      (ii) Following a Public Offering, a Change of Control shall mean, subject to Section 3(a)(iii) below:
          (1) any person including a group, but excluding any stockholder of the Company or Holdings who immediately prior to the Public Offering beneficially owned 12% or more of the Company’s or Holdings’ outstanding shares, becomes the beneficial owner of shares of more than 50% of the total number of votes that may be cast for the election of directors of the Company or Holdings, as applicable;
          (2) during any period of twelve consecutive months, beginning immediately after the effective date of the Public Offering, any person including a group, other than you or any group of which you are a party, increases their beneficial ownership of voting securities of the Company or Holdings by a number of voting securities of the Company or Holdings equal to at least 33% of the total number of votes that may be cast for the election of directors of the Company or Holdings, as applicable;
          (3) during any period of twelve consecutive months, the individuals who served on the Board of Directors of the Company as of the effective date hereof (the “Incumbent Directors”) or who served on the Board of Directors of Holdings (the “Holdings Board”) as of the effective date hereof (the “Holdings Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of the Company or the Holdings Board, as applicable; provided, however, that any person who becomes a director subsequent to the effective date hereof, whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Directors or the Holdings Incumbent Directors, as applicable, shall for purposes of this clause (3) be considered an Incumbent Director or a Holdings Incumbent Director, as applicable;
          (4) the consummation of a merger or consolidation of the Company or Holdings in which the stockholders of the Company or Holdings, as applicable, immediately prior to such merger or consolidation, would not, immediately after such merger or consolidation, beneficially own, directly or indirectly, shares representing in the aggregate at least 50% of the combined voting power of the voting securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or
          (5) during any period of twelve consecutive months, the Company or Holdings sells or otherwise disposes of all or substantially all of such entity’s assets (on a consolidated basis), other than a sale or disposition by the Company or Holdings of all or substantially all of such entity’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company or Holdings, as applicable, immediately prior to such sale or disposition.
      (iii) Notwithstanding the foregoing, in no event shall a “Change of Control” be deemed to occur for purposes of this Letter Agreement, whether prior to or following a Public Offering, unless the total consideration for the transaction or transactions which would, absent this clause (iii), constitute a Change of Control, has a value that is equal to or greater than $3.75 per share of common stock of the Company or Holdings, as applicable (the “Minimum Value”); provided, however, that such Minimum Value shall be adjusted to reflect changes to such common stock in the event of a stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the structure or capitalization of the Company or Holdings, or any other event which in the discretion of the Board of Directors of the Company necessitates such an adjustment.
      (iv) For purposes of this Section 3(a), (A) the terms “person,” “group,” “beneficial owner,” and “beneficially own” have the meanings set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (B) the term “Public Offering” shall mean the consummation of the first public offering of shares of common stock of the Company or Holdings after December 18, 2008 in a firm commitment underwritten offering registered under the Securities Act of 1933, as amended, on Form S-1 or its successor forms, and (C) the term “voting securities” shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).”

4. Section 3(c) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:
“(c) Good Reason. For purposes of this Letter Agreement, you shall have “Good Reason” to terminate your employment after a Change of Control if (i) you make a good faith determination that, as a result of such Change of Control, you are unable to perform your services effectively or there is any significant adverse change in your authority or responsibilities, as performed immediately prior to such Change of Control or (ii) the Company’s obligations under this Letter Agreement are not assumed by the acquiring entity or any of its affiliates in the event of a Change of Control described in Section 3(a)(5).”
5. A new section 4(c) is added to the Letter Agreement to read as follows:
“(c) Notwithstanding anything contained herein to the contrary, the Gross-Up Payment must be made no later than the last day of the taxable year following the taxable year in which you pay the taxes giving rise to such Gross-Up Payment.”
6. The second sentence of Section 5(a) of the Letter Agreement is hereby deleted in its entirety.
7. A new Section 5(g) is hereby added to the Letter Agreement to read as follows:
“(g) Notwithstanding any other provision of this Letter Agreement to the contrary, if you are a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Letter Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following your separation from service or (ii) the 10th business day following your death. In addition, if your termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of your employment and which are subject to Code Section 409A shall not be paid until you have experienced a “separation from service” within the meaning of Code Section 409A.”

8. Except as amended hereby, the Letter Agreement shall continue in effect in accordance with its terms.
     Please indicate your acceptance of the above Amendment by signing below in the space indicated.

Very Truly Yours, SELECT MEDICAL CORPORATION, a Delaware Corporation
By:	/s/ Michael E. Tarvin
Michael E. Tarvin,
Executive Vice President

/s/ Scott A. Romberger
Scott A. Romberger